Exhibit 5.1

DIANE D. DALMY
ATTORNEY AT LAW
8965 W. CORNELL PLACE
LAKEWOOD, COLORADO 80227
303.985.9324 (telephone)
303.988.6954 (facsimile)

July 8, 2011

Mr. Pieter Du Plooy
President/Chief Executive Officer
Homeownusa
112 North Curry Street
Carson City, Nevada 89703

Re: Homeownusa
       Registration Statement on Form S-11

Ladies and Gentlemen:

I have acted as counsel for Homeownusa, a Nevada corporation (the “Company”) in connection with the preparation of a registration statement on Form S-11 (the “Registration Statement”), filed with the Securities and Exchange Commission on October 15, 2010, including any and all subsequent amendments to the Registration Statement as filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “1933 Securities Act”). The Registration Statements relates to the proposed public offering of up to 5,000,000 shares of the Company’s common stock (the “Common Stock”).

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended; (iii) such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (iv) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have also examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as I have deemed necessary for the preparation of this opinion. In expressing this opinion I have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company.

Homeownusa
Page Two
July 8, 2011

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Securities Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of American and the corporate law of the State of Nevada, including all applicable statutory provisions of law and the reported judicial decisions interpreting these laws in effect as of the date of effectiveness of this Registration Statement. I do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Common Stock to be offered and sold by the Company to the public, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable. As of the date of this opinion, the shares of Common Stock to be offered and sold are duly authorized.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Interests of Named Experts and Counsel”.

Sincerely,

By:	/s/ Diane D. Dalmy
Diane D. Dalmy